CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A (File No. 33-81800) of our report dated February 14, 2003, relating to the financial statements and financial highlights of the Fifth Third Quality Growth VIP Fund, Fifth Third Balanced VIP Fund, Fifth Third Mid Cap VIP Fund and Fifth Third Disciplined Value VIP Fund, which appears in the December 31, 2002 Annual Report to the Shareholders of Variable Insurance Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights", "Independent Auditors" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
April 24, 2003